As filed with the Securities and Exchange Commission on March 10, 2023

Registration No. 333-218057
333-228277
333-233059
333-238473
333-250030
333-255052
333-264204

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-218057)
Post-Effective Amendment No. 1 (No. 333-228277)
Post-Effective Amendment No. 1 (No. 333-233059)
Post-Effective Amendment No. 1 (No. 333-238473)
Post-Effective Amendment No. 1 (No. 333-250030)
Post-Effective Amendment No. 1 (No. 333-255052)
Post-Effective Amendment No. 1 (No. 333-264204)

To

FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MYOVANT SCIENCES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-1343578
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7th Floor
50 Broadway
London
SW1H 0DB
United Kingdom
+ 44 207 400 3351
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2016 Equity Incentive Plan
2020 Inducement Plan
(Full Title of the Plans)

Matthew Lang
General Counsel and Corporate Secretary
7th Floor
50 Broadway
London
SW1H 0DB
United Kingdom
+ 44 207 400 3351
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:
Stephen F. Arcano
Thomas W. Greenberg
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3542

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of Myovant Sciences Ltd., a Bermuda exempted company limited by shares (“Myovant”):

•
Registration Statement on Form S-8, File No. 333-218057, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2017, registering 6,923,919 common shares of Myovant, par value $0.000017727 per share (“Myovant common shares”) issuable under the Myovant Sciences Ltd. 2016 Equity Incentive Plan, as amended (the “2016 Plan”);

•	Registration Statement on Form S-8, File No. 333-228277, filed with the SEC on November 8, 2018, registering 2,439,914 Myovant common shares issuable under the 2016 Plan;

•	Registration Statement on Form S-8, File No. 233059, filed with the SEC on August 6, 2019, registering 2,882,299 Myovant common shares issuable under the 2016 Plan;

•	Registration Statement on Form S-8, File No. 238473, filed with the SEC on May 18, 2020, registering 3,593,359 Myovant common shares issuable under the 2016 Plan;

•
Registration Statement on Form S-8, File No. 250030, filed with the SEC on November 12, 2020, registering 1,000,000 Myovant common shares issuable under the Myovant Sciences Ltd. 2020 Inducement Plan (the “2020 Plan”);

•	Registration Statement on Form S-8, File No. 333-255052, filed with the SEC on April 6, 2021, registering 3,963,979 Myovant common shares issuable under the 2016 Plan; and

•
Registration Statement on Form S-8, File No. 333-264204, filed with the SEC on April 8, 2022, registering 3,794,337 Myovant common shares issuable under the 2016 Plan and 1,000,000 Myovant common shares issuable under the 2020 Plan.

On March 10, 2023, pursuant to the Agreement and Plan of Merger, dated as of October 23, 2022, by and among Myovant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant”), Zeus Sciences Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant (“Merger Sub”), and, solely with respect to Article IX and Annex A thereof, Sumitomo Pharma Co., Ltd., a company organized under the laws of Japan, Merger Sub merged with and into Myovant (the “Merger”), with Myovant continuing as the surviving corporation following the Merger as a wholly owned subsidiary of Sumitovant.

As a result of the Merger, Myovant has terminated any and all offerings of Myovant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Myovant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered for issuance pursuant to the Registration Statements that remain unsold at the termination of the offering, Myovant hereby removes from registration all such securities of Myovant registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on March 10, 2023.

MYOVANT SCIENCES LTD.

By:	/s/ Matthew Lang
	Name:	Matthew Lang
	Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.